Exhibit 99.1

For Immediate Release

Bluerock Residential Growth REIT Announces 10b5-1 Share Repurchase Plan

New York, NY (December 26, 2018) – Bluerock Residential Growth REIT, Inc. (NYSE American: BRG) (the “Company”), an owner of highly amenitized multi-family communities, announced today that its Board of Directors has authorized a new plan for the repurchase of up to $5.0 million of its outstanding shares of Class A common stock in accordance with the guidelines specified under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (the “Act”), as part of the Company’s previously announced $25 million share repurchase program.

A repurchase plan under Rule 10b5-1 allows companies to repurchase shares at times when it might otherwise be prevented from doing so by securities laws or because of self-imposed trading blackout periods.  Purchases pursuant to the repurchase plan will be made in accordance with Rules 10b5-1 and 10b-18 of the Act, and may be made in either the open market, including through block purchases, or in privately negotiated transactions from time to time, subject to certain price limitations and other conditions established under the plan. The shares that may be purchased under the 10b5-1 plan will be applied against the $25 million share repurchase program previously announced by the Company on February 13, 2018. The repurchase plan does not obligate the Company to acquire any particular amount of Class A common stock and will be subject to federal securities laws and other legal requirements. All open market repurchases will be made in accordance with Rule 10b-18 under the Act, which sets certain restrictions on the method, timing, price and volume of open market repurchases. The plan will terminate upon the earliest to occur of certain specified events as set forth therein.

About Bluerock Residential Growth REIT, Inc.

Bluerock Residential Growth REIT, Inc. (NYSE American: BRG) is a real estate investment trust that focuses on developing and acquiring a diversified portfolio of institutional-quality highly amenitized live/work/play apartment communities in demographically attractive knowledge economy growth markets to appeal to the renter by choice. The Company’s objective is to generate value through off-market/relationship-based transactions and, at the asset level, through value add improvements to properties and to operations. The Company is included in the Russell 2000 and Russell 3000 Indexes. BRG has elected to be taxed as a real estate investment trust (REIT) for U.S. federal income tax purposes.

For more information, please visit the Company’s website at www.bluerockresidential.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are based upon the Company’s present expectations, but these statements are not guaranteed to occur. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. Investors should not place undue reliance upon forward-looking statements. For further discussion of the factors that could affect outcomes, please refer to the risk factors set forth in Item 1A of the Company’s Annual Report on Form 10-K filed by the Company with the U.S. Securities and Exchange Commission (“SEC”) on March 13, 2018, and subsequent filings by the Company with the SEC. We claim the safe harbor protection for forward looking statements contained in the Private Securities Litigation Reform Act of 1995.

Contact

Investors:

(888) 558.1031
investor.relations@bluerockre.com

Media:

Josh Hoffman

(208) 475.2380

jhoffman@bluerockre.com

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